Exhibit 97

Compensation Clawback Policy

1. Purpose and Scope. Biofrontera Inc. (the “Company”) has adopted this Compensation Clawback Policy (the “Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), as codified by Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), which requires the recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in an issuer’s financial statements. This Policy shall be administered by the Board of Directors of the Company (the “Board”) or, if so designated by the Board, the Compensation Committee.

2. Effective Date. This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply to Incentive-Based Compensation (as defined below) that is approved, awarded, or granted to Covered Executives on or after the Effective Date.

3. Covered Executives. This Policy applies to all of the Company’s current and former executive officers, and such other employees who may from time to time be deemed subject to this Policy by the Board (each, a “Covered Executive”). For purposes of this Policy, an executive officer means an officer as defined in Rule 10D-1(d) under the Exchange Act. Each Covered Executive shall be required to sign and return to the Company an acknowledgment of this Policy in the form attached hereto as Exhibit A, pursuant to which such Covered Executive will agree to be bound by the terms of, and comply with, this Policy.

4. Incentive-Based Compensation. For purposes of this Policy, the term “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. “Financial reporting measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the issuer’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return. A financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary and/or compensation awarded based on subjective standards, strategic measures, or operational measures.

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5. Recovery; Accounting Restatement.

(a)	In the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall, as promptly as it reasonably can, recover any excess Incentive-Based Compensation received by a Covered Executive (a) after beginning service as an executive officer; (b) who served as an executive officer at any time during the performance period for that Incentive-Based Compensation; (c) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (d) during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such Restatement (the “Restatement Date”). Each Covered Executive shall surrender any such excess Incentive-Based Compensation to the Company, at such time or times, and via such method or methods, as determined by the Committee in accordance with this Policy. Notwithstanding the foregoing, this Policy will not (a) require the recovery of Incentive-Based Compensation received by an individual before beginning service as an executive officer, or (b) apply to an individual who is an executive officer at the time recovery is required if that individual was not an executive officer at any time during the period for which the Incentive-Based Compensation is subject to recovery.

(b)	The Restatement Date shall be the earlier of (i) the date the Board or a committee of the Board, or the Company’s officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirement under the securities laws as described in Rule 10D-1(b)(1) under the Exchange Act or (ii) the date a court, regulator, or other legally authorized body directs the issuer to prepare an accounting restatement.

(c)	The amount to be recovered will be the excess of the Incentive-Based Compensation paid to the Covered Executive based on the erroneous data in the original financial statements over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results (as determined by the Board), without respect to any taxes paid. If the Committee cannot determine the amount of excess Incentive-Based Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

(d)	Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy. For purposes of this Policy, Incentive-Based Compensation shall be deemed to have been received during the fiscal period in which the financial reporting measure specified in the award is attained, even if such Incentive-Based Compensation is paid or granted after the end of such fiscal period.

(e)	The Board shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation pursuant to this Policy.

(f)	Limited Exclusion: No recovery shall be required in the case of a Board determination that such recovery would be impracticable in accordance with Rule 10D-1 of the Exchange Act and the listing standards of a national securities exchange on which the Company’s securities are then listed. Such determination shall be made only after a reasonable and well-documented attempt to recover the Incentive-Based Compensation, which documentation shall be provided to the relevant listing exchange or association.

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6. No Indemnification. The Company shall not indemnify any current or former Covered Executive against the loss of erroneously awarded Incentive-Based Compensation, and shall not pay, or reimburse any Covered Executives for premiums, for any insurance policy to fund such executive’s potential losses.

7. Amendment and Interpretation. The Board may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and any national securities exchange on which the Company’s securities are then listed.

8. Other Recoupment Rights. The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment or offset that may be available to the Company pursuant to (a) the terms of any similar policy in any employment agreement, equity award agreement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), or similar agreement and any other legal remedies available to the Company; (b) any other legal requirements, including, but not limited to, Section 304 of Sarbanes-Oxley Act of 2002 (“SOX”); and (c) any other legal rights or remedies available to the Company. Any amounts paid to the Company pursuant to Section 304 of SOX shall be considered in determining any amounts recovered under this Policy.

9. Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

10. Supersedure. This Policy will supersede any provisions in any agreement, plan or other arrangement applicable to any Covered Executive that (a) exempt any Incentive-Based Compensation from the application of this Policy, (b) waive or otherwise prohibit or restricts the Company’s right to recover any erroneously awarded Incentive-Based Compensation, including, without limitation, in connection with exercising any right of setoff as provided herein, or (c) require or provide for indemnification to the extent that such indemnification is prohibited under the section entitled “No Indemnification” above.

11. Severability. If any provision of this Policy or the application of such provision to any Covered Executive shall be adjudicated to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal, or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal, or enforceable.

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EXHIBIT A

COMPENSATION CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Biofrontera, Inc. (the “Company”) Compensation Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded Incentive-Based Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

COVERED EXECUTIVE

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